EXHIBIT 4.6

                   THIRD AMENDMENT TO CREDIT AGREEMENT

      This Third Amendment amends that certain Credit Agreement dated as of February 26, 1993, among Longview Fibre Company as "Borrower," Seattle-First National Bank as "Agent," and the undersigned banks as "Banks" (as previously amended, the "Agreement"), and all terms defined in the Agreement shall have the same meaning when used in this Third Amendment, except as may be otherwise provided in this Third Amendment. For mutual consideration, receipt of which is hereby acknowledged, Borrower, Agent, and Banks agree as follows:

      1. Ratio of Indebtedness to Tangible Net Worth. Section 5.5 of the Agreement is amended to change the ratio set forth therein from "1.5 to 1.0" to "1.65 to 1.0," but with all other provisions of Section
5.5 to remain unchanged.
      2. Other Terms. Except as specifically amended by this Third Amendment, all other terms, conditions, and definitions of the Agreement and the other Loan Documents shall remain in full force and effect, and are ratified by each of the undersigned.
      3. Counterparts. This Third Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts were upon the same instrument. This Third Amendment shall become effective when the Agent shall have received counterparts of this Third Amendment signed by Borrower, Agent, and all Banks.
      Dated and effective as of the 30th day of September, 1994.

Borrower                            Agent
LONGVIEW FIBRE COMPANY              SEATTLE-FIRST NATIONAL BANK

By \s\ L. J. Holbrook               By \s\ Dora A. Brown
Title	SR VP Finance                 Title Assistant VP

Banks
SEATTLE-FIRST NATIONAL BANK         BANK OF AMERICA NATIONAL
                                    TRUST & SAVINGS ASSOCIATION

By \s\ Robert M. Ingram III         By \s\ Michael J. Balok
Title Vice President                Title Vice President


ABN AMRO BANK N.V.                  THE BANK OF NOVA SCOTIA

By \s\ Leif H. Olsson               By \s\ Errett S. Hummel
Title Vice President                Title Account Representative


BANK OF AMERICA ILLINOIS
(f/k/a Continental Bank N.A.)

By \s\ Michael J. Balok
Title Vice President